                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        POTOMAC ELECTRIC POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                         [LOGO OF PEPCO APPEARS HERE]


                        POTOMAC ELECTRIC POWER COMPANY

                        1900 Pennsylvania Avenue, N.W.

                            Washington, D.C. 20068

                   Notice of Annual Meeting of Shareholders

                                                                 March 10, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Potomac Electric Power Company will be held at 10:00 a.m. on Wednesday, April 28, 1999, at The International Trade Center (The Ronald Reagan Building), Atrium Ballroom, 1300 Pennsylvania Avenue, N.W., Washingston, D.C. for the following purposes:

 1. To elect four directors to serve for three years, and one director to serve for one year;

 2. To consider and take action with respect to a shareholder proposal relating to the election of directors, if such proposal is brought before the meeting; and

 3. To transact such other business as may properly be brought before the meeting.

  The holders of the Common Stock of the Company of record at the close of business on Tuesday, March 9, 1999, will be entitled to vote on each of the above matters.

                                         By order of the Board of Directors,

                                         ELLEN SHERIFF ROGERS
                                               Secretary

                               ----------------

                                   IMPORTANT

  You are cordially invited to attend the meeting in person.

  Even if you plan to be present, you are urged to SIGN, DATE AND MAIL the enclosed proxy promptly.

  If you attend the meeting, you may vote either in person or by your proxy.

                           PLEASE DATE AND SIGN YOUR
                             PROXY AND RETURN IT IN
                             THE ENVELOPE PROVIDED

                         THANK YOU FOR ACTING PROMPTLY

                                PROXY STATEMENT

                        Annual Meeting of Shareholders

                        Potomac Electric Power Company

                                                                 March 10, 1999

  This document provides information concerning the Annual Meeting of Shareholders of Potomac Electric Power Company (the "Company"), 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068. This information is furnished by the Board of Directors in connection with its solicitation of proxies to vote on the matters being submitted to a vote at the Annual Meeting.

When and where will the Annual Meeting be held?

  The Annual Meeting will be held at 10:00 a.m. on Wednesday, April 28, 1999, at The International Trade Center (The Ronald Reagan Building), Atrium Ballroom, 1300 Pennsylvania Avenue, N.W., Washington, D.C. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

Who is asking for my vote?

  The Board of Directors of the Company asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be formally counted at the Annual Meeting on Wednesday, April 28, 1999, or if the Annual Meeting is adjourned, at any later meeting.

What are shareholders being asked to vote on?

1.The election of four directors for three-year terms and one director for a one-year term.

2.A shareholder proposal relating to the election of directors.

How does the Board recommend I vote on the proposals?

1.The Board recommends a vote FOR each of the nominees for director identified in Item 1.

2.The Board recommends a vote AGAINST the shareholder proposal set forth in
Item 2.

How do I vote?

  You may vote in person at the Annual Meeting or by returning your completed proxy card(s) in the enclosed postage-paid envelope. Your signed proxy card(s) will be voted in accordance with your instructions on your proxy card(s), or if you return your signed proxy card(s) but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each of the Company's director nominees and AGAINST the shareholder proposal.

What is the quorum requirement?

  In order to hold the meeting, the holders of a majority of shares of Common Stock entitled to be voted must be present at the meeting by proxy or in person.

Who is eligible to vote?

  All shareholders of record at the close of business on March 9, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement and a proxy card were first mailed to shareholders of record on or about March 15, 1999.

How many shares can vote?

  At the close of business on the Record Date, the Company had outstanding 118,527,287 shares of common stock, par value $1 per share (the "Common Stock"). Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting.

What shares are included on the enclosed proxy card?

  The number of shares indicated on the enclosed proxy card consists of the number of shares of Common Stock that you hold of record and, if you are a participant in the Potomac Electric Power Company Dividend Reinvestment Plan, the number of shares held for your account under that Plan. If you do not execute and return this proxy card, your shares will not be voted.

What does it mean if I get more than one proxy card?

  You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card (other than because you are a participant in the Company's 401(k) savings plan), it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address.

How is stock in the 401(k) plan for employees voted?

  If you are an employee or former employee of the Company who is a participant in the Company's 401(k) savings plan, you will receive a proxy card indicating the number of shares held for your account under the savings plan. If you do not vote such shares, The Riggs National Bank, the trustee for the plan, will vote the shares in your account in proportion to the vote of all of the 401(k) participants who vote their shares.

Can I change my vote after I have returned my proxy card?

  You may revoke your proxy by:

  .sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

  .submitting a properly signed proxy with a later date; or

  .voting in person at the Annual Meeting.

How can I obtain more information about the Company?

  A copy of the Company's 1998 Annual Report to Shareholders was mailed on or about February 25, 1999 to each direct shareholder.

                           1. ELECTION OF DIRECTORS

  At the Annual Meeting, four directors are to be elected to hold office for three-year terms that expire in 2002, and until their respective successors shall have been elected and qualified. In addition, one director is to be elected to hold office for a one-year term that expires in 2000, and until that director's successor has been elected and qualified. Twelve directors constitute the entire Board of Directors.

Can a shareholder nominate someone for election as a director of the Company?

  Under the Company's By-Laws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder's intention to the Company's Secretary at 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, not less than 60 nor more than 85 days prior to the meeting (or if the Company provides less than 65 days notice of the meeting, then the written notice must be received no later than the close of business on the fifteenth day following the date of notice of the meeting). The notice must set forth the name, residence and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the name, age, business address, residence address, principal occupation or employment, the class and number of shares of the capital stock of the Company that are beneficially owned by such nominee, and any other information which would be required to be included in a proxy statement. The Company will announce the date of its 2000 Annual Meeting at a later date.

  Any shareholder also may recommend for the consideration of the Nominating Committee one or more candidates who would serve as a Company nominee for election as a director. Recommendations for the 2000 Annual Meeting must be received by the Company by November 10, 1999, and must be accompanied by the information described in the preceding paragraph.

What vote is required to elect the directors?

  Nominees for election as directors for the respective terms will be elected by a plurality of the votes cast.

How will proxies be voted?

  It is the intention of the persons named in the enclosed proxy card to vote the proxy conferred for the election of the nominees of the Board of Directors named below, unless such authority is withheld. Each nominee has confirmed that he or she is willing to serve as a director. Should any such person, prior to the Annual Meeting, become unavailable to serve as a director for any reason, all proxies will be voted for another nominee selected by the Board of Directors.

Who are the nominees for director?

                      NOMINEES FOR ELECTION AS DIRECTORS

                           For Term Expiring in 2002

                        ROGER R. BLUNT, SR., age 68, is Chairman of the Board,
[PHOTO OF               President and Chief Executive Officer of Blunt
ROGER R. BLUNT SR.      Enterprises, LLC (general contracting and construction
APPEARS HERE]           management), a Washington-based holding company, that
                        includes Essex Construction, LLC, of which he is Chairman of the Board, President and Chief Executive
                        Officer, and Tyroc Construction, LLC, of which he is Chairman of the Board, President and Chief Executive
                        Officer. Mr. Blunt has been a director of the Company since 1984.

                        EDMUND B. CRONIN, JR., age 61, is Trustee, President
                        and Chief Executive Officer of Washington Real Estate
[PHOTO OF               Investment Trust, based in Rockville, Maryland, which
EDMUND B. CRONIN, JR.   owns income-producing real estate in the Mid-Atlantic
APPEARS HERE]           Region. From 1977 until 1994, Mr. Cronin was Chairman
                        and Chief Executive Officer of H.G. Smithy Company and its various operating subsidiaries. Mr. Cronin has been a director of the Company since 1998.

                        JUDITH A. McHALE, age 52, is President and Chief
                        Operating Officer of Discovery Communications, Inc.
[PHOTO OF               (DCI), parent company of cable television's Discovery
JUDITH A. MCHALE        Channel, which is based in Bethesda, Maryland. From
APPEARS HERE]           1989 to November 1995, she served as Executive Vice
                        President and General Counsel for DCI. Ms. McHale was elected as a director by the Board of Directors in October 1998 to fill a vacancy on the Board. In accordance with the Company's By-Laws, the term of any director elected by the Board expires at the next
                        Annual Meeting. To continue to serve until 2002, Ms.
                        McHale must be elected by action of the shareholders at the 1999 Annual Meeting.

                        A. THOMAS YOUNG, age 60, is retired Executive Vice
                        President of Lockheed Martin Corporation. From 1990-
[PHOTO OF               1995, he was President and Chief Operating Officer of
A. THOMAS YOUNG         Martin Marietta Corporation. He is a director of The
APPEARS HERE]           B.F. Goodrich Company and Science Applications
                        International Corporation. Mr. Young has been a director of the Company since 1995.

                      NOMINEES FOR ELECTION AS DIRECTORS

                           For Term Expiring in 2000

                        TERENCE C. GOLDEN, age 54, has been President, Chief
                        Executive Officer and a director of Host Marriott
[PHOTO OF               Corporation since 1995. Host Marriott Corporation is
TERENCE C. GOLDEN       based in Bethesda, Maryland and owns lodging
APPEARS HERE]           properties throughout the world. He has been Chairman
                        of Bailey Realty Corporation since 1991 and Bailey
                        Capital Corporation in Washington, D.C. since 1993. He is also a director of Prime Retail, Inc. and Cousins
                        Properties, Inc. Mr. Golden was elected as a director by the Board of Directors in December 1998 to fill a vacancy on the Board. In accordance with the Company's
                        By-Laws, the term of any director elected by the Board expires at the next Annual Meeting. To continue to serve until 2000, Mr. Golden must be elected by action of the shareholders at the 1999 Annual Meeting.

                     DIRECTORS CONTINUING IN OFFICE

                             Term Expires in 2000

                        DAVID O. MAXWELL, age 68, is retired Chairman of the
                        Board and Chief Executive Officer of Fannie Mae, a
[PHOTO OF               position he held from 1981-1991. Mr. Maxwell has been
DAVID O. MAXWELL        a director of the Company since 1993. He is a director
APPEARS HERE]           of Financial Security Assurance Holdings Ltd.

                        FLORETTA D. McKENZIE, age 63, was the founder in 1987
                        and is the Chairwoman and Chief Executive Officer of
[PHOTO OF               The McKenzie Group, Inc., a District of Columbia based
FLORETTA D. MCKENZIE    educational consulting firm. Dr. McKenzie has been a
APPEARS HERE]           director of the Company since 1988. Dr. McKenzie is a
                        director of Marriott International, Inc.

                        EDWARD F. MITCHELL, age 67, has been Chairman of the
[PHOTO OF               Board of the Company since December 1992. He was Chief
EDWARD F. MITCHELL      Executive Officer from September 1989 until October
APPEARS HERE]           1997. He has been a director of the Company since
                        1980.

                     DIRECTORS CONTINUING IN OFFICE

                             Term Expires in 2001

                        JOHN M. DERRICK, JR., age 58, has been President and
[PHOTO OF               Chief Executive Officer of the Company since October
JOHN M. DERRICK, JR.    1997. From 1992 to October 1997 he served as President
APPEARS HERE]           and Chief Operating Officer of the Company. Mr.
                        Derrick has been a director of the Company since 1994.
                        Mr. Derrick is a director of Washington Real Estate
                        Investment Trust.

                        PETER F. O'MALLEY, age 59, is Of Counsel to O'Malley,
[PHOTO OF               Miles, Nylen & Gilmore, P.A., a law firm in Calverton,
PETER F. O'MALLEY       Maryland. Mr. O'Malley currently serves as the
APPEARS HERE]           President of Aberdeen Creek Corp., a privately held
                        company engaged in investment, business consulting and development activities. He has been a director of the Company since 1982. Mr. O'Malley is a director of Legg
                        Mason, Inc. and Forensic Technologies International
                        Corp.

                        LOUIS A. SIMPSON, age 62, has been President and Chief
                        Executive Officer of Capital Operations (investments),
[PHOTO OF               GEICO Corporation, Washington D. C. since 1993. He has
LOUIS A. SIMPSON        been a director of the Company since December 1990.
APPEARS HERE]           Mr. Simpson is a director of Cohr, Inc., MediaOne
                        Group, Inc., Pacific American Income Shares, Inc. and
                        LM Institutional Fund Advisors 1, Inc.

                        DENNIS R. WRAASE, age 54, has been Senior Vice
                        President and Chief Financial Officer of the Company
[PHOTO OF               since 1996. From 1992 until 1996, he served as Senior
DENNIS R. WRAASE        Vice President, Finance and Accounting. Mr. Wraase has
APPEARS HERE]           been a director of the Company since 1998.

What are the Committees of the Board? How often did the Board and each Committee of the Board meet in 1998?

  The Board of Directors held six meetings in 1998. There are six Committees of the Board which are described below. With the exception of the Executive Committee, the members of each committee are independent, non-employee directors. In 1998, each director attended more than 75% of the aggregate number of Board and Committee meetings of which he or she was a member that were held during the period of his or her service.

  The Audit Committee held four meetings in 1998. The Committee's duties and responsibilities include recommending to the Board the engagement of the independent accountant, approving the plan and scope of the audit and the fee before the audit begins and, following the audit, reviewing the results with the independent accountant and its comments on the Company's system of internal accounting controls. The Committee also reviews with the Company's General Manager, Internal Audit the plan, scope and results of internal audits and his comments on the Company's system of internal accounting controls. It further reviews with management, the independent accountant and the General Manager, Internal Audit the accounting principles applied in financial reporting and the reports relating to compliance with the Company's statements of policy relating to conflicts of interest. The Committee reports its activities to the Board periodically and makes such recommendations and findings concerning any audit or related matter as it deems appropriate.

  In carrying out these functions, the Audit Committee represents the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent accountant with respect to the accounting and control functions and financial statement presentation. Committee members are Directors Blunt (Chairman), Cronin, Golden, McHale, McKenzie, Simpson and Young.

  The Chairman's Advisory Committee held three meetings in 1998. The Committee is responsible for providing advice on various matters as may be requested at the discretion of the Chairman of the Board. Committee members are Directors Maxwell, McKenzie, Mitchell (Chairman), O'Malley, Simpson and Young.

  The Executive Committee held one meeting in 1998. The Committee has, and may exercise, when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company except as otherwise provided by law. The Committee does not hold planned meetings. Committee members are Directors Blunt, Derrick, McKenzie, Mitchell (Chairman) and Wraase.

  The Finance Committee held four meetings in 1998. The Committee is responsible for reviewing, approving or ratifying and recommending to the Board, as appropriate, the Company's financial planning, financing program and investment programs, and for reviewing activities, progress and results with respect to such planning and programs. Committee members are Directors Maxwell, Mitchell, O'Malley, Simpson (Chairman) and Young.

  The Nominating Committee held three meetings in 1998. The Committee recommends to the Board candidates for nomination for election as directors. Committee members are Directors Cronin, Maxwell, McKenzie (Chairman), Mitchell, O'Malley and Young.

  The Human Resources Committee held five meetings in 1998. The Committee recommends to the Board the annual salary administration program for all exempt employees, including specific salary recommendations for senior officers and employees, and administers the executive compensation plans. The Committee also makes recommendations to the Board with respect to the Company's General Retirement Plan, other benefit plans, and officer and senior management succession. Committee members are Directors Blunt, Golden, Maxwell, McHale, O'Malley (Chairman) and Simpson.

What are the directors paid for their services?

  Each of the Company's non-employee directors is paid an annual retainer of $26,000, plus a fee of $1,250 for each Board and Committee meeting attended. Each director who is a Chairman of a Committee is paid an additional retainer of $3,500.

  As of July 1, 1998, the Stock Compensation Plan for Directors was amended to require each Director who is not an employee of the Company to receive half of his or her $26,000 annual retainer in either (i) shares of Common Stock or
(ii) as a Common Stock equivalent deferral under the Company's Deferred Compensation Plan, the value of which corresponds to the market price of the Company's Common Stock. A Director may elect to receive up to 100% of his or her retainer and meeting fees in shares of Common Stock or Common Stock equivalents. Common Stock equivalents are credited with additional amounts equal to the dividend payment on the corresponding number of shares of Common Stock, which amounts are deemed reinvested in additional Common Stock equivalents. Common Stock equivalents have no voting rights. A director alternatively may be paid in cash or elect to defer under the Deferred Compensation Plan the portion of his or her annual retainer and meeting fee payments not required to be invested in Common Stock or Common Stock equivalents. Such deferrals are credited, at the election of the director, to accounts with a return equal to the prime rate or a return on a specified group of funds or a combination of both. Account balances under the Deferred Compensation Plan, including Common Stock equivalent balances, are paid out in cash, in either a lump sum or installments, commencing at a time elected by the Director.

  On May 1 of each year starting May 1, 1998, each non-employee director will be granted an option to purchase 1,000 shares of the Company's Common Stock. Each option will have an exercise price equal to the market price of the Common Stock on the date of grant. Each option becomes exercisable at the earlier of (i) four years after date of grant or (ii) fifty percent upon attainment of a target price and the remaining fifty percent upon attainment of a higher target price. Upon a "change in control," all options become immediately exercisable. Options expire ten years after the date of grant or at such earlier date as specified by the Plan in the event of retirement, death, disability or after termination of service.

  The Company also provides directors with travel accident insurance for Company-related travel and directors' and officers' liability insurance coverage.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of February 25, 1999, for each director, the five executive officers named in the Summary Compensation Table on page 10 and all directors and executive officers as a group (i) the number of shares of Common Stock beneficially owned, (ii) the number of shares acquirable within 60 days pursuant to exercise of stock options, (iii) credited Common Stock equivalents and (iv) the total stock-based holdings. None of such persons beneficially own shares of any other class of equity securities of the Company. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company's outstanding Common Stock. The following table also sets forth, as of February 25, 1999, the number and percentage of shares of Common Stock beneficially owned by all persons known by the Company to own 5% or more of the Common Stock.

                                                               Deferred
                                Shares of      Common Stock  Common Stock    Total
                               Common Stock     Acquirable   Equivalents  Stock-Based
  Name of Beneficial Owner      Owned /1/     Within 60 Days     /2/      Holdings /3/
  ------------------------     ------------   -------------- ------------ ------------
Roger R. Blunt, Sr...........          355           500          386         1,241
Edmund B. Cronin, Jr.........        1,000           500        1,281         2,781
John M. Derrick, Jr..........       40,441        54,192            0        94,633
Terence C. Golden............        1,942             0          405         2,347
David O. Maxwell.............          500           500          386         1,386
Judith A. McHale.............          744             0            0           744
Floretta D. McKenzie.........        1,540           500            0         2,040
Edward F. Mitchell...........       70,651           500          386        71,537
Peter F. O'Malley............        1,828           500          386         2,714
William J. Sim...............       13,463         6,967            0        20,430
Louis A. Simpson.............        2,000           500          876         3,376
William T. Torgerson.........       18,148        10,921            0        29,069
Andrew W. Williams...........       22,507         6,967            0        29,474
Dennis R. Wraase.............       26,521        10,921            0        37,442
A. Thomas Young..............        1,000           500        1,632         3,132
All Directors and Executive
 Officers as a Group (24
 Individuals)................      293,926       107,902        5,738       407,566
                                Shares of       Percent of
     Name and address of       Common Stock    Common Stock
      Beneficial Owner            Owned        Outstanding
     -------------------       ------------   --------------
Franklin Resources, Inc......   11,774,970/4/        9.9%
777 Mariners Island Boulevard
San Mateo, CA 94404

(1) Includes shares held under the Company's Dividend Reinvestment Plan and the Employee Savings Plan. Also includes shares awarded under the Company's Long-Term Incentive Plan which will vest over time.
(2) Consists of Common Stock equivalents acquired under the Directors' Deferred Compensation Plan.
(3) Consists of the sum of the three preceding columns.
(4) This information was obtained from a Schedule 13G, dated January 29, 1999, jointly filed with the Securities and Exchange Commission by Franklin Resources, Inc., Templeton Global Advisors Limited, a subsidiary of Franklin Resources, Inc., and Charles B. Johnson and Rupert H. Johnson, Jr., each a principal shareholder of Franklin Resources, Inc. The Common Stock is beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect advisory subsidiaries of Franklin Resources, Inc. The sole power to vote or to direct the vote of the Common Stock is as follows: Templeton Global Advisors Limited: 8,863,380; Franklin Advisers, Inc.: 2,400,000; Templeton Investment Management Limited: 450,668; and Templeton Investment Counsel, Inc.: 42,408. The sole power to dispose or to direct the disposition of the Common Stock is as follows: Templeton Global Advisors
    Limited: 8,881,894; Franklin Advisers, Inc.: 2,400,000; Templeton Investment Management Limited: 450,668; and Templeton Investment Counsel,
    Inc.: 42,408.

Section 16(a) Beneficial Ownership Reporting Compliance

  The rules of the Securities and Exchange Commission require that the Company disclose late filing of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. To the best of the Company's knowledge, all of the filings by the Company's directors and executive officers were made on a timely basis in 1998.

                          SUMMARY COMPENSATION TABLE

                                     Annual Compensation                   Long-Term Incentive Plan
                              ---------------------------------            -------------------------
                                                                               Awards
                                                                ------------------------------------
  Name and Principal                             Other Annual   Restricted            Incentive Plan    All Other
       Position          Year  Salary   Bonus   Compensation/1/  Stock/2/  Options/3/   Payouts/4/   Compensation/5/
  ------------------     ---- -------- -------- --------------- ---------- ---------- -------------- ---------------
John M. Derrick, Jr.     1998 $471,666 $143,419     $16,251      $125,692   108,385      $184,692        $55,536
President and            1997  410,000        0      13,773             -         -       103,615         54,444
Chief Executive Officer  1996  373,333  152,152      11,672             -         -        44,261         36,867
Dennis R. Wraase         1998 $288,333 $ 87,673     $ 4,039      $ 65,360    21,843      $ 84,753        $30,010
Senior Vice President
 and                     1997  250,833        0       3,512             -         -        51,408         28,793
Chief Financial Officer  1996  222,667   84,350       3,054             -         -        21,953         24,568
William T. Torgerson     1998 $255,000 $ 77,537     $ 3,391      $ 60,332    21,843      $ 83,135        $27,499
Senior Vice President
 and                     1997  231,667        0       2,949             -         -        28,669         26,579
General Counsel          1996  210,667   74,300       2,565             -         -             -         23,030
Andrew W. Williams       1998 $208,333 $ 48,729     $     0      $ 40,221    13,934      $      -        $23,187
Group Vice President     1997  193,333        0           0             -         -             -         22,834
                         1996  182,333   53,351           0             -         -             -         20,420
William J. Sim           1998 $198,333 $ 49,396     $     0      $ 40,221    13,934      $      -        $23,610
Group Vice President     1997  191,333        0           0             -         -             -         24,431
                         1996  180,333   50,881           0             -         -             -         22,705

(1) Other Annual Compensation
  Amounts in this column for each year represent above-market earnings on deferred compensation funded by Company owned life insurance policies held in trust, assuming the expected retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant's employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. The Company has purchased such policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to the Company under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Company funds.

(2) Restricted Stock
  Amounts in this column for each year represent the aggregate market price on the grant date of restricted shares of Common Stock . These shares vest over a four-year period: 20% vest on the first anniversary of the grant date, 20% vest on the second anniversary of the grant date, 20% vest on the third anniversary of the grant date, and the remaining 40% vest on the fourth anniversary of the grant date. The market price does not reflect that the shares are restricted. Dividends are paid on the restricted shares. Dollar amounts shown are for executives who received restricted shares of Common Stock in the years indicated. The number and aggregate market value of the non-vested restricted shares of Common Stock at December 31, 1998 for the five named executives are: 5,000 shares, $130,469 for Mr. Derrick; 2,600 shares, $67,844 for Mr. Wraase; 2,400 shares, $62,625 for Mr. Torgerson; 1,600 shares, $41,750 for Mr. Williams; and 1,600 shares, $41,750 for Mr. Sim.

(3) Options
  Amounts in this column represent the number of stock options granted for each year. The shareholders approved the Long-Term Incentive Plan in April 1998 and options were granted for the first time in May 1998. Fifty percent of these options became exercisable on October 9, 1998.

(4) Incentive Plan Payouts
  All amounts in this column represent the value of vested Common Stock under the Company's Executive Restricted Stock Performance Award Program. The amount shown for 1998 consists of 50% of the Common Stock award from the performance cycle ended December 31, 1997 (the "1997 Cycle") and 50% of the Common Stock award from the performance cycle ended December 31, 1996 (the "1996 Cycle"), that vested on January 1, 1999. The amount shown for 1997 consists of 50% of the Common Stock award for the 1996 Cycle and 50% of the Common Stock award for the performance cycle ended December 31, 1995 (the "1995 Cycle"), that vested on January 1, 1998. The amount shown for 1996 consists of 50% of the Common Stock award for the 1995 Cycle and 50% of the Common Stock award for the performance cycle ended December 31, 1994, that vested on January 1, 1997. The value of the vested Common Stock was calculated based on the market price of the Common Stock on the day preceding the vesting date. Dollar amounts shown are for executives who were eligible to participate in the Executive Restricted Stock Performance Award Program in the years indicated.

(5) All Other Compensation
  Amounts in this column for 1998 consist of (i) Company contributions to the Savings Plan for Exempt Employees of $7,450 for Messrs. Derrick, Wraase and Torgerson, respectively, $3,981 for Mr. Williams and $5,267 for Mr. Sim, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Savings Plan for Exempt Employees of $12,338, $5,126, $4,275, $5,354 and $3,791 for
Messrs. Derrick, Wraase, Torgerson, Williams and Sim, respectively, (iii) the term life insurance portion of life insurance written on a split-dollar basis of $3,367, $1,673, $1,607, $869 and $1,308 for Messrs. Derrick, Wraase,
Torgerson, Williams and Sim, respectively, and (iv) the interest on employer paid premiums for split-dollar life insurance of $32,381, $15,761, $14,167, $12,983 and $13,244 for Messrs. Derrick, Wraase, Torgerson, Williams and Sim, respectively. The split-dollar life insurance contract provides death benefits to the executive's beneficiaries of approximately three times the executive's annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, the Company will recover all plan costs, including a factor for the use of Company funds. The split-dollar policy provides a cash surrender value to each participant in excess of any premiums paid.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           Individual Grants/1/
                           --------------------
                                       Percent
                                      of Total
                                       Options
                           Number of   Granted
                           Securities    to     Exercise                 Grant
                           Underlying Employees or Base                   Date
                            Options   in Fiscal  Price     Expiration   Present
Name                        Granted     Year     ($/Sh)       Date      Value/2/
----                       ---------- --------- -------- -------------- --------
John M. Derrick, Jr. .....  108,385     46.0%   $24.3125 April 30, 2008 $278,549
Dennis R. Wraase..........   21,843      9.3%   $24.3125 April 30, 2008 $ 56,137
William T. Torgerson......   21,843      9.3%   $24.3125 April 30, 2008 $ 56,137
Andrew W. Williams........   13,934      5.9%   $24.3125 April 30, 2008 $ 35,810
William J. Sim............   13,934      5.9%   $24.3125 April 30, 2008 $ 35,810

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

              Shares               Number of Shares
             Acquired           Underlying Unexercised   Value of Unexercised In-
                on     Value          Options at           the-Money Options at
             Exercise Realized    End of Fiscal Year       End of Fiscal Year/3/
Name            #       ($)    Exercisable Unexercisable Exercisable Unexercisable
----         -------- -------- ----------- ------------- ----------- -------------
John M.
 Derrick,
 Jr.......       0        0      54,192       54,193       $96,530      $96,532
Dennis R.
 Wraase...       0        0      10,921       10,922       $19,453      $19,455
William T.
 Torgerson.      0        0      10,921       10,922       $19,453      $19,455
Andrew W.
 Williams.       0        0       6,967        6,967       $12,410      $12,410
William J.
 Sim......       0        0       6,967        6,967       $12,410      $12,410

(1) Individual Grants
The exercise price of each of the options is the market price of the Common Stock on the grant date. The options become exercisable on a specified date or, earlier, upon the Common Stock attaining a target market price. Fifty percent of the options became exercisable on October 9, 1998 on the earlier attainment of the target price of $27. The remaining fifty percent of the options will become exercisable on May 1, 2002, or the earlier attainment of the target price of $30.

(2) Grant Date Present Value
The values in this column were determined based on the Black-Scholes option pricing model and are calculated at the time of grant. The following assumptions were used in the calculation: (a) expected price volatility - twenty percent (20%), (b) options will be exercised in the tenth year, (c) an interest rate based upon the corresponding yield of a U.S. Treasury note maturing ten years from the date of grant, (d) dividends at the rate in effect on the date of grant and (e) no adjustments for nontransferability. The fact that the Company used the Black-Scholes model does not necessarily mean that the Company believes or acknowledges that the model can accurately determine the value of the options. The ultimate value of the option, if any, will depend on the future market price of the Company's Common Stock and the optionee's individual investment decisions, neither of which can be predicted with any degree of certainty.

(3) Value of Unexercised In-the-Money Options at End of Fiscal Year
The value of unexercised in-the-money options at December 31, 1998 is calculated by multiplying the number of shares by the amount by which the closing price of the Common Stock on the last trading day of 1998, as reported by the New York Stock Exchange, exceeds the option exercise price.

                  LONG-TERM PERFORMANCE SHARE INCENTIVE PLAN-
                          AWARDS IN LAST FISCAL YEAR

                          Performance or
                           Other Period                    Threshold
                         Until Maturation     Minimum       Number       Maximum
Name                        or Payout     Number of Shares of Shares Number of Shares
----                     ---------------- ---------------- --------- ----------------
John M. Derrick, Jr..... January 1, 1999          0          3,000        9,000
                         January 1, 2000          0          3,000        9,000
Dennis R. Wraase........ January 1, 1999          0          2,000        6,000
                         January 1, 2000          0          2,000        6,000
William T. Torgerson.... January 1, 1999          0          2,000        6,000
                         January 1, 2000          0          2,000        6,000
Andrew W. Williams...... January 1, 1999          0          1,000        3,000
                         January 1, 2000          0          1,000        3,000
William J. Sim.......... January 1, 1999          0          1,000        3,000
                         January 1, 2000          0          1,000        3,000

  The preceding table reflects the share awards available under the Company's new Executive Restricted Stock Performance Award Program established under the Company's Long-Term Incentive Plan. The awards shown are for two performance periods. The first is for the eight-month performance cycle beginning May 1, 1998. The second is for the calendar year 1999. Two awards were made in 1998 because the new Program became effective on May 1, 1998. Subsequent performance cycles will be awarded once annually and will be measured over one-year periods commencing January 1 and ending December 31 of each year. The Plan provides for the award of performance shares based on the achievement of a participant's performance objectives. Performance objectives may vary from participant to participant and will be based upon such performance criteria or combination of factors as the Board of Directors deems appropriate, which may include, but are not be limited to, the performance of the participant, the Company, one or more subsidiaries, or any combination thereof. If, during the course of a performance period, a significant event occurs, as determined in the sole discretion of the Board of Directors, which the Board of Directors expects to have a substantial effect on a performance objective during the period, the Board of Directors may revise such objective.

  Under the Program, a target performance award is established. Each such award provides that, following the completion of the performance period, the participant will be eligible to receive a number of restricted shares of Common Stock ranging from 50% to 150% of the target performance award to the extent to which the participant's specific performance objectives are achieved. The shares of restricted stock earned by a participant generally will vest at the rate of 33-1/3% per year following the date that the earned performance award is earned.

                              PENSION PLAN TABLE

                                       Annual Retirement Benefits
                          -----------------------------------------------------
 Average Annual
     Salary
 in Final Three                               Years in Plan
     Years                -----------------------------------------------------
 of Employment               15       20       25       30       35       40
 --------------           -------- -------- -------- -------- -------- --------
$150,000................. $ 39,000 $ 53,000 $ 66,000 $ 79,000 $ 92,000 $105,000
$250,000................. $ 66,000 $ 88,000 $109,000 $131,000 $153,000 $175,000
$350,000................. $ 92,000 $123,000 $153,000 $184,000 $214,000 $245,000
$450,000................. $118,000 $158,000 $197,000 $236,000 $276,000 $315,000
$550,000................. $144,000 $193,000 $241,000 $289,000 $337,000 $385,000
$650,000................. $171,000 $228,000 $284,000 $341,000 $398,000 $455,000

  The Company's General Retirement Plan provides participants benefits after five years of service based on the average salary (the term salary being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and years of credited service under the Plan at time of retirement. Normal retirement under the Plan is at age 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under certain provisions of the Internal Revenue Code, as amended, and by salary deferrals under the Company's deferred compensation plans (other than CODA contributions made under the Savings Plan). Where any such limitations occur, the Company will pay a supplemental retirement benefit to eligible executives designed to maintain total retirement benefits at the formula level of the Plan. In addition, for executives who retire under the terms of the General Retirement Plan and are at least 59 years of age, their retirement benefit will be calculated on the basis of average salary, plus the average of the highest three annual incentive awards in the last five consecutive years. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits (including supplemental benefits) for the above-named officers are as follows: Mr. Derrick, 58 and 37 years of credit, $580,394; Mr. Wraase, 54 and 29 years of credit, $341,483; Mr. Torgerson, 54 and 29 years of credit, $312,478; Mr. Williams, 49 and 24 years of credit, $249,033; and Mr. Sim, 54 and 29 years of credit, $241,090. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

                Employment Agreements and Severance Agreements

  Messrs. Derrick, Torgerson and Wraase have entered into employment agreements with the Company that provide for each executive's employment through August 1, 2000, and that automatically extend for successive periods of five years thereafter unless the Company or the executive has given one year's prior notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual base salary in an amount not less than his salary in effect as of August 1, 1995, and incentive compensation as determined by the Company's Board and (ii) will be entitled to participate in retirement and other benefit plans, and receive fringe benefits, on the same basis as other senior executives of the Company.

  Under each of the employment agreements, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement (or as extended) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement, other benefit plans and fringe benefits provided to other similarly situated executives, he is required to relocate by more than 50 miles from

Washington, D.C., or he is demoted from a senior management position. These benefits include a lump sum payment in cash equal to the sum of (i) the greater of (A) the present value of the executive's annual base salary (the highest base salary in effect during the three-year period preceding termination) and annual cash incentive awards (calculated based on the highest annual incentive target award during the three-year period preceding termination) through the remainder of the agreement (not to exceed three years) or (B) two times the executive's annual salary and target annual incentive award as in effect at the time of termination, (ii) the executive's annual cash incentive award for the year preceding termination of employment, if not yet paid, and (iii) a pro rata portion of the executive's annual cash incentive award for the year in which the executive's employment terminates. In addition, the executive will be entitled to receive certain supplemental retirement benefits under existing plans of the Company, the same benefits that a retiree who has attained age 55 and has completed 30 years of service is entitled to receive, and a continuation of premium payments under the Company's split dollar life insurance policy.

  Messrs. Williams and Sim have entered into severance agreements with the Company. Each severance agreement provides for the payment of severance benefits to the executive if, within two years following a change in control of the Company, any of the following events occur: (i) termination of the employment of the executive by the Company (or a successor company), other than for cause, death, disability or voluntary normal retirement; (ii) termination of employment by the executive for "good reason," defined as the assignment of duties materially inconsistent with the executive's duties prior to the change in control or a material reduction or alteration of his duties, a reduction in the executive's salary or relocation of the executive by more than 50 miles; (iii) the failure or refusal by a successor company to assume the Company's obligations under the agreement; or (iv) a material breach of the agreement by the Company (or a successor company). The executive also is entitled to severance benefits upon (i) the termination of the executive's employment without cause in contemplation of, but prior to, a change in control or (ii) the occurrence of an event, in contemplation of, but prior to a change in control, constituting "good reason" followed by the executive's voluntary termination of employment within two years after a change in control. The severance benefits consist of: (i) an amount equal to two times the executive's annual base salary (in effect at the time of termination) and annual bonus (average of annual target bonuses during the three years prior to termination) paid in 24 equal monthly installments and (ii) certain welfare benefits for a three-year period after the date of termination.

          Human Resources Committee Report on Executive Compensation

  The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee's role includes review of the performance of elected officers and other executives in connection with executive compensation programs designed to provide a strong and direct link between compensation, executive performance and the current and long-term level of Company performance. The Committee recommends specific officer salaries to the Board of Directors. The Committee also establishes and recommends to the Board performance guidelines under the Executive Incentive Compensation Plan, approves payments made pursuant to that Plan and recommends the structure of compensation and amounts of awards under the Long-Term Incentive Plan approved by the shareholders effective May 1, 1998. The Committee also reviews other elements of compensation and benefits, making recommendations to the Board as appropriate. The Committee carries out these responsibilities with assistance from consulting firms and with such input from the Chief Executive Officer and management as it deems appropriate.

Officer Compensation Philosophy

  The Company's compensation philosophy reflects a commitment to attract and retain key executives with a program which compensates executive officers competitively with other companies in the industry while rewarding executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. The Company's compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of the companies in the EEI 100 Index of Investor-owned Electrics (the "Index"). The relationship between pay and performance is reinforced by aligning the peer group used for compensation comparison purposes with the same industry peer group used for purposes of comparing total shareholder return.

  The compensation program for officers consists of base salary, annual incentive and, for senior officers, long-term incentive components. The combination of these three elements balances short- and long-term business performance goals and aligns officer financial rewards with Company operating results and shareholder return. Total compensation for any specific year may, of course, be above the median for the peer group in the event performance exceeds goals, or below the median if performance falls short of goals.

  Annual incentive awards are earned based on the Company's financial and operational plans and results, including annual earnings. Long-term incentive awards are in the form of (1) shares of Company stock (Restricted Shares) which will be awarded at the end of each one-year period based upon meeting pre-established goals and/or (2) stock options. Restricted stock awards are based on pre-established performance criteria established by the Board of Directors. Restricted Shares, if any, awarded under the long-term incentive plan will vest with continued service (with provision for immediate vesting in the event of death, disability or retirement). Stock option grants to senior executives are based on current market surveys of long-term incentive compensation. Options granted have an exercise price equal to the fair market value of Company Common Stock on the date of grant and are typically exercisable after four years. The senior officer compensation program is structured so that between 42 and 48 percent of the total compensation opportunity is composed of incentive compensation.

  The Omnibus Budget Reconciliation Act of 1993 included a provision limiting the deductibility of certain executive compensation. For 1998, all compensation earned by the Company's five highest paid officers was completely deductible. In the future the Committee will, considering the best interests of the Company and its shareholders, use its best judgment to continue the complete tax deductibility of the compensation paid to its officers.

Officer Salaries

  The Committee determines base salary ranges for executive officers based upon competitive pay practices. Officer salaries correspond to approximately the median of the companies in the Index. Mr. Derrick, who was elected Chief Executive Officer effective October 23, 1997, was awarded a 20.5% salary increase effective May 1, 1998 after the Committee made a compensation assessment within the framework and philosophy outlined above and in consideration of his new responsibilities. Mr. Derrick did not receive a salary adjustment at the time of his election to Chief Executive Officer.

Executive Incentive Compensation Plan

  In 1983, the Board of Directors established the Executive Incentive Compensation Plan for Company officers and senior executives. Under the plan guidelines, awards for the President and Chief Executive Officer and Senior Vice Presidents are based upon the Company's progress in achieving plan goals; awards for other officers are based on a combination of corporate goals and individual goals established at the beginning of the year. For awards paid in January 1998 for performance during 1997, the equally weighted corporate goals were (1) earnings relative to corporate plan, (2) achieving corporate goals for operating and maintenance expense control and (3) capital cost containment.

  For 1998 application of the plan formula for executives subject to utility earnings goals resulted in an incentive award level of 92% of the target award level. Under the plan guidelines, the 1998 corporate earnings goals for the Chief Executive Officer and Senior Vice Presidents were based upon consolidated earnings (rather than utility earnings), and the award paid to the Chief Executive Officer in January 1999 was based upon 117% of target award level.

Restricted Stock

  The Committee recommended awards of restricted stock to senior executives in 1998 to recognize their performance during the previous period and to retain the current executives during the restructuring of the Company resulting from the Maryland and District of Columbia plans to introduce retail competition for electric service in their respective jurisdictions. The stock will vest with continued employment over a four-year period. Amounts awarded are shown in the Summary Compensation Table herein.

Long-Term Incentive Plan

  In 1991 the Board of Directors adopted an Executive Restricted Stock Performance Award Program pursuant to the Long-Term Incentive Plan approved by the Company's shareholders effective July 1, 1986. The fifth performance cycle under the Executive Restricted Stock Performance Award Program covered the three-year period 1996 through 1998. The maximum shares available for award were determined at the beginning of the cycle, based upon the year-end 1995 market price of Company stock and each participant's salary at that date, and provision was made for increasing such maximum available shares by the addition of shares for the reinvestment of dividends on Company stock. In January 1999 the Performance Cycle 5 award formula was applied. Pursuant to the formula, shares awarded were based upon two equally weighted measures of the Company's relative ranking among electric companies comprising the Index over a three-year cycle: (1) total shareholder return and (2) market-to-book ratio. For the three-year cycle the three-year total shareholder return was 54th for the 64 companies comprising the Index and no award was made for this measure. For the same three-year cycle, the Company's average market-to-book ratio was 32nd out of the 64 companies comprising the Index resulting in 51% of the maximum award for this measure. As a result, pursuant to the Plan formula the Chief Executive Officer was awarded 3,090 or 25.3% of his total award potential. Subject to continued employment, 50% of the shares earned for the 1996 through 1998 cycle will vest on January 1, 2000 and the remaining 50% will vest on January 1, 2001.

  In 1998, the Board of Directors adopted the Performance Share Incentive Plan, pursuant to the Long-Term Incentive Plan adopted by the Company's shareholders effective May 1, 1998. The Performance Share Incentive Plan provides for the award of Restricted Shares which vest over three years in equal installments based on a participant's performance related to specific goals. Since individual performance against goals determines a participant's award, awards for participants ranged from 100% to 115% depending upon their respective attainment of goals. The Committee reviewed the performance of the Chief Executive Officer and other senior executives and awarded the Chief Executive Officer 100% of the target award or 4,020 shares for his performance in 1998.

                                         HUMAN RESOURCES COMMITTEE
                                         Peter F. O'Malley, Chairman
                                         Roger R. Blunt, Sr.
                                         Terence C. Golden
                                         David O. Maxwell
                                         Judith A. McHale
                                         Louis A. Simpson

                           Performance Presentation

  The following chart compares Pepco's five year cumulative total return to shareholders consisting of the change in stock price and reinvestment of dividends with the five year cumulative total return on the EEI 100 Index of Investor-owned Electrics and the Dow Jones Utilities index.


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
              AMONG PEPCO, EEI 100 INDEX AND DOW JONES UTILITIES

                        PERFORMANCE GRAPH APPEARS HERE

                                               EEI          DOW
Measurement Period                             100          JONES
(Fiscal Year Covered)        PEPCO             INDEX        UTILITIES
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1993    $100              $100         $100
FYE 12/31/1994               $ 74              $ 88         $ 84
FYE 12/31/1995               $114              $115         $111
FYE 12/31/1996               $120              $117         $121
FYE 12/31/1997               $128              $149         $150
FYE 12/31/1998               $140              $170         $177


                        Independent Public Accountants

  The Board of Directors of the Company appointed PricewaterhouseCoopers LLP as Independent Public Accountants for the Company for the year 1998 and, upon recommendation of the Audit Committee of the Board, has reappointed the firm for 1999. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                            2. SHAREHOLDER PROPOSAL

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who is the record holder of 200 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

  "RESOLVED: That the shareholders of Pepco recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted."

  The following statement has been supplied by the shareholder submitting this proposal:

  "REASONS: Until recently, directors of Pepco were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

  "Last year the owners of 28,275,236 shares, representing approximately 32.9% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

                          END OF SUPPORTING STATEMENT

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

  Mrs. Davis has submitted this proposal at each of the Company's last ten Annual Meetings. In each instance, the proposal was defeated.

  The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system which has been in place since 1987, providing for the election of directors for three-year terms on a staggered basis, rather than one-year terms, has enhanced the continuity and stability in the composition of and in the policies formulated by the Company's Board of Directors. The Board also believes that this, in turn, has permitted it to represent more effectively the interests of all shareholders.

What vote is required to adopt this proposal?

  Adoption of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

How are the votes counted?

  Abstentions will be deemed present and entitled to vote for the purpose of determining whether the shareholder proposal is approved. Broker non-votes are not considered present and entitled to vote. If no voting instructions are given by a shareholder, a properly executed proxy will be voted against the shareholder proposal.

                       RECEIPT OF SHAREHOLDER PROPOSALS

What is the deadline for submission of shareholder proposals for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting?

  Shareholder proposals must be received by the Company by November 10, 1999 in order to be considered for inclusion in the Proxy Statement for next year's Annual Meeting.

May a shareholder introduce a resolution for a vote at the Annual Meeting?

  The Company's By-Laws contain an advance notice provision which requires that for a shareholder to bring business properly before a future annual meeting, the shareholder must give timely written notice to the Company's Secretary at 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, not less than 60 nor more than 85 days prior to the meeting (or if the Company provides less than 65 days notice of the meeting, then the written notice must be received no later than the close of business on the fifteenth day following the date of notice of the meeting). The shareholder's notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the annual meeting, the name and record address of the shareholder, the class and number of shares owned by the shareholder and any material interest of the shareholder in the proposed business. The Company will announce the date of its 2000 Annual Meeting at a later date.

              3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

  The Board of Directors knows of no other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

  If any other matter should properly come before the meeting, your signed proxy card gives discretionary authority to the individuals named to vote on such matters in accordance with their best judgment.

                               ----------------

How can proxies be solicited and who pays for the costs involved?

  In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by facsimile. The Company will bear the cost of solicitation of proxies. The Company will reimburse banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners.

                                                  [LOGO OF RECYCLE APPEARS HERE]
                                                  Printed on recycled paper.

                         POTOMAC ELECTRIC POWER COMPANY
                         1900 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20068
PEPCO           Annual Meeting of Shareholders -- April 28, 1999           PROXY

The undersigned hereby appoints EDWARD F. MITCHELL, JOHN M. DERRICK, JR. and DENNIS R. WRAASE and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Wednesday, April 28, 1999 at 10 a.m. at The International Trade Center, 1300 Pennsylvania Ave., N.W., Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. Unless indicated to the contrary, this Proxy shall be deemed to grant authority to vote FOR Item 1 and AGAINST Item 2.

                      This Proxy is solicited on behalf of
            the Board of Directors of Potomac Electric Power Company
                           Continued on reverse side

[PEPCO LOGO]                                                               PROXY
--------------------------------------------------------------------------------
1.ELECTION OF DIRECTORS    FOR all nominees listed below
                           (except as marked to the contrary
                           below)[ ]

                           WITHHOLD AUTHORITY to vote
                           for all nominees listed below[ ]

  (To withhold authority for any individual nominee strike a line through the nominee's name in the list below.)
  Four to serve for three years
     Roger R. Blunt, Sr.   Edmund B. Cronin, Jr.   Judith A. McHale
     A. Thomas Young

  One to serve for one year
     Terence C. Golden
--------------------------------------------------------------------------------
The Board of Directors recommends a vote "AGAINST"
Item 2 below
                                                        FOR   AGAINST   ABSTAIN
2. Shareholder proposal relating to the election of
   Directors........................................    [ ]     [ ]       [ ]






Sign here
as name    X                                      (L.S.)
appears      ------------------------------------
above      X                                      (L.S.)    Date   , 1999
             ------------------------------------                --

Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.